Exhibit 4.3

                         FOUNDATION HEALTH CORPORATION

                         EMPLOYEE STOCK PURCHASE PLAN

          SECTION 1.   PURPOSE.

          The Plan was established to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended.

          SECTION 2.   DURATION ; PARTICIPATION PERIODS;
                       SHARES AUTHORIZED.

          The Plan shall be in effect from October l, 1990 to June 30, 2000. While the Plan is in effect, there shall be 117
     Participation Periods, consisting of calendar months. The maximum aggregate number of shares of Stock available for purchase under the Plan shall be 500,000, subject to adjustment as provided in Section 11.

          SECTION 3.   ADMINISTRATION.

          (a) The Plan shall be administered by the Board of Directors. The interpretation and construction by the Board of Directors of any provision of the Plan or of any right to purchase Stock granted under the Plan shall be conclusive and binding on all persons.

          (b) The Board of Directors may delegate the administration of the Plan to its Compensation Committee. The Committee may adopt such regulations and rules under the Plan as it considers appropriate.

          SECTION 4.   ELIGIBILITY AND PARTICIPATION.

          (a) Any individual who, on the date preceding the first day of a Participation Period, qualified as an Eligible Employee and has been employed by a Participating Company for not less than six months may elect to become a Participant in the Plan for a Participation Period by executing the enrollment form prescribed for such purpose by the Board of Directors. The enrollment form shall be filed with the Company not later than the 15th working day prior to the commencement of such Participation Period. The Eligible Employee shall designate on the enrollment form the percentage of his or her Compensation which he or she elects to have withheld for the purchase of Stock, which shall be a whole percentage of the Eligible Employee's Compensation, but not less than two percent (2%) nor more than ten percent (10%).

          (b) By enrolling in the Plan, a Participant is given the right to purchase the maximum number of whole and fractional shares of Stock which can be purchased with the amount of the Participant's Compensation which has been withheld during the Participation Period; provided, however, that with respect to any Participation Period no Participant shall purchase more than a maximum of 167 shares of Stock nor shares of Stock in excess of the amounts set forth in Section 12.

          (c) Once enrolled, a Participant shall continue to participate in the Plan for each succeeding Participation Period until he or she withdraws from the Plan or ceases to be an Eligible Employee. A Participant who withdraws from the Plan in accordance with Section 8 may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Section 4(a).

          SECTION 5.   EMPLOYEE CONTRIBUTIONS.

          A Participant may purchase shares of Stock solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Section 4(a), shall commence with the first payroll period in the Participation Period and shall continue in each subsequent payroll period during participation in the Plan. If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing a new enrollment form with the Company not later than the 15th working day prior to the commencement of the Participation Period for which such change is to be effective.

          SECTION 6.   PLAN ACCOUNTS; PURCHASE OF SHARES.

          (a) The Company shall maintain a Plan Account on its books in the name of each Participant. As of the close of each payroll period in a Participation Period, the amount deducted from the Participant's Compensation shall be credited to the Participant's Plan Account. No interest shall be credited to Plan Accounts.

          (b) As of the last day of each Participation Period, the Participant is deemed to have elected to purchase the number of whole and fractional shares of Stock calculated in accordance with this subsection (b), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 8. The amount then in the Participant's Plan Account shall be divided by the Purchase Price, and the number of whole and fractional shares which results (subject to the limitations described in subsection 4(b) and subsection (c) below) shall be purchased from the Company with the funds in the Participant's Plan Account. At the election of the Participant, share certificates representing the number of shares of Stock so purchased shall be issued and delivered to the Participant as soon as reasonably practicable after the close of the Participation Period or a notation of noncertificated shares shall be made on the Stock records of the Company.

          (c) In the event that the aggregate number of shares which all Participants elect to purchase during a Participation Period exceeds the number of shares remaining available for issuance under the Plan, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares which such Participant has elected to purchase and the denominator of which is the number of shares which all Participants have elected to purchase.

          (d) Any amount remaining in the Participant's Plan Account which represents cash equal to less than the price of the smallest fractional share which may be purchased under the Plan shall be carried over in the Participant's Plan Account to the next Participation Period. Any amount remaining in the Participant's Plan Account which represents the Purchase Price for whole and fractional shares which could not be purchased under subsection 4(b) or Subsection (c) above shall be refunded to the Participant in cash, without interest.

          SECTION 7.   PURCHASE PRICE.

          The Purchase Price for each share of Stock shall be 85 percent of the Fair Market Value of such share on the last trading day in the Participation Period.

          SECTION 8.   WITHDRAWAL FROM THE PLAN.

          A Participant may elect to withdraw from the Plan at any time before the last day of a Participation Period by filing the prescribed form with the Company. As soon as reasonably practicable thereafter, payroll deductions shall cease and the amount credited to the Participant's Plan Account shall be refunded to him or her in cash, without interest. A Participant who has withdrawn from the Plan shall not be a Participant in future Participation Periods, unless he or she again enrolls under Section 4.

          SECTION 9.   EFFECT OF TERMINATION OF EMPLOYMENT.

          Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 8. A transfer from one Participating Company to another shall not be treated as a termination of employment.

          SECTION 10.  RIGHTS NOT TRANSFERABLE.

          The rights of any Participant under the Plan, or any Participant's interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by will or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by will or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under
     Section 8.

          SECTION 11.  RECAPITALIZATIONS, ETC.

          (a) The aggregate number of shares of Stock offered under the Plan and the number and price of shares which any Participant has elected to purchase shall be adjusted proportionately by the Board of Directors for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares, the payment of a stock dividend, or another increase or decrease in such shares effected without receipt or payment of consideration by the Company.

          (b) In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, the Plan shall terminate, unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts which have been withheld but not yet applied to purchase Stock hereunder shall be refunded, without interest. The Plan shall in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

          SECTION 12.  LIMITATION ON STOCK OWNERSHIP.

          Any other provision hereof to the contrary notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if (a) such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company or (b) under the terms of the Plan such Participant's rights to purchase stock under this and all other qualified employee stock purchase plans of the Company or any parent or Subsidiary of the Company would accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time when such right is granted) for each calendar year for which such right or option is outstanding at any time. Ownership of stock shall be determined after applying the attribution rules of Section 425(d) of the Internal Revenue Code of 1986, as amended. For purposes of this Section 12, each Participant shall be considered to own any stock which he or she has a right or option to purchase under this or any other plan, and each Participant shall be considered to have the right to purchase 167 shares of Stock under this Plan with respect to each Participation Period.

          SECTION 13.  NO RIGHTS AS AN EMPLOYEE.

          Nothing in the Plan shall be construed to give any person the right to remain in the employ of a Participating Company. Each Participating Company reserves the right to terminate the employment of any person at any time, with or without cause.

          SECTION 14.  NO RIGHTS AS A STOCKHOLDER.

          A Participant shall have no rights as a stockholder with respect to any shares which he or she may have purchased, or may have a right to purchase, under the Plan until the date of issuance of a stock certificate for such shares or the date a notation of noncertificated shares shall have been made on the stock records of the Company.

          SECTION 15.  AMENDMENT OR DISCONTINUANCE.

          The Board of Directors shall have the right to amend, modify or terminate the Plan at any time and without notice; provided that no Participant's existing rights are adversely affected thereby and that, except as provided in Section 11, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company in the manner provided in Section 16.

          SECTION 16.  STOCKHOLDER APPROVAL.

          The Plan and all elections to purchase shares hereunder shall be void, and all amounts which have been paid toward the Purchase Price of Stock hereunder shall be refunded without interest, unless the Plan is approved and ratified by the holders of the Company's outstanding voting shares within 12 months before or after the date when the Plan is adopted by the Board of Directors. The provisions of Section 6 notwithstanding, no stock certificates shall be issued to any Participant until the Plan has been approved and ratified in the above manner.

          SECTION 17.  DEFINITIONS.

          (a) Board of Directors means the Board of Directors of the Company, as constituted from time to time.

          (b) Committee means the committee (if any) appointed to administer the Plan, as provided in Section 3(b).

          (c) Company means Foundation Health Corporation, a Delaware corporation.

          (d) Compensation means the base compensation paid to a Participant by the Participating Companies, including shift differentials but excluding bonuses, commissions, overtime or any other pay for work outside the regular work schedule, as determined by the Board of Directors.

          (e) Eligible Employee means any employee of a Participating Company who is customarily employed for more than twenty (20) hours per week and more than five (5) months per calendar year.

          (f) Fair Market Value shall mean the market price of Stock, determined by the Board of Directors as follows:

          (i) If the Stock was traded over-the-counter on the date in question but was not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date;

          (ii) If the Stock was traded over-the-counter on the date in question and was classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the NASDAQ system for such date;

          (iii) If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite-transactions report for such date; and

          (iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Board of Directors in good faith on such basis as it deems appropriate.
     In all cases, the determination of Fair Market Value by the Board of Directors shall be conclusive and binding on all persons.

          (g) Participant means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(a).

          (i) Participating Company means the Company and each present or future Subsidiary, except Subsidiaries excluded by the Board of Directors.

          (h) Participation Period means a period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 2.

          (i) Plan means this Foundation Health Corporation Employee Stock Purchase Plan, as it may be amended from time to time.

          (j) Plan Account means the account established for each Participant pursuant to Section 6.

          (k) Purchase Price means the price at which Participants may purchase Stock under the Plan, as determined pursuant to
     Section 7.

          (l)  Stock means the Common Stock of the Company.

          (m) Subsidiary means a corporation, 50 percent or more of the total combined voting power of all classes of stock of which is owned by the Company or by another Subsidiary.

          SECTION 18.  EXECUTION.

          To record the adoption of the Plan by the Board of Directors on June 14, 1990, effective as of October 1, 1990, the Company has caused its authorized officer to execute the same this 14th day of September, 1990.

                                     FOUNDATION HEALTH CORPORATION

                                     By: /s/ Daniel D. Crowley